Exhibit 99.1

Health Discovery Corporation
5501 ½ Abercorn Street
Savannah, GA 31405

NOTICE OF RECONVENING OF SPECIAL MEETING OF SHAREHOLDERS
HELD ON MAY 22, 2007

To our shareholders:

Notice is hereby given that the special meeting of the shareholders of Health Discovery Corporation held on Tuesday, May 22, 2007, will reconvene on June 13, 2007 at 10:00 a.m., Eastern Time, at the principal office of the Company, 5501 ½ Abercorn Street, Savannah, Georgia 31405, for the following purposes:

(1)	to approve an amendment to the Articles of Incorporation to authorize 30,000,000 shares of preferred stock (which approval does not extend to the approval of any issuance of preferred stock);

(2)	to approve a change in our state of incorporation from Texas to Georgia by converting our company into a Georgia corporation; and

(3)
to approve a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitations of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the amendments to the Articles of Incorporation, or to approve the conversion.

Shares represented by a properly executed proxy previously tendered to the company or voted in person on May 22, 2007, will be voted in accordance with those instructions indicated on the proxy or ballot. Accordingly, if you have already voted, either by proxy or ballot, and do not wish to change your vote, it is not necessary for you to take any further action. However, a shareholder who has given a proxy or ballot may revoke it at any time prior to its exercise by giving written notice of such revocation to the secretary of our company, by executing and delivering a later-dated proxy reflecting contrary instructions, or by appearing at the special meeting and taking appropriate steps to vote in person. The address of our corporate secretary is 5501 ½ Abercorn Street, Savannah, GA 31405, Attn: Corporate Secretary.

By order of the board of directors,

/s/ Daniel R. Furth

Daniel R. Furth
Principal Financial Officer
Executive Vice President

May 23, 2007